EXHIBIT 23

IMMUCELL CORPORATION

CONSENT OF BAKER NEWMAN & NOYES, LLC

CONSENT OF INDEPENDENT Registered Public Accounting Firm

To the Board of Directors

ImmuCell Corporation

We consent to the incorporation by reference in Registration Statements No. 333-207635 and No. 333-214641 on Form S-3 and Registration Statements No. 333-02631, No. 333-65514 and No. 333-167721 on Form S-8 of ImmuCell Corporation of our report, dated March 25, 2016, relating to our audit of the financial statements of ImmuCell Corporation as of and for the year ended December 31, 2015, which appears in this Annual Report on Form 10-K of ImmuCell Corporation for the year ended December 31, 2016.

Portland, Maine	/s/ Baker Newman & Noyes
March 30, 2017	Limited Liability Company